Exhibit 10.1

November 21, 2024

DELIVERED TO: Aaron M. Schapper

Dear Aaron,

Myers Industries, Inc., a corporation organized and existing under the laws of the State of Ohio (the “Company”), is pleased to extend you this offer of employment as President and Chief Executive Officer of the Company and its subsidiaries, subject to the terms and conditions described in this offer letter (this “Letter”). Your employment in this position will start on January 1, 2025 (the “Start Date”). You will be appointed to the Board of Directors of the Company (the “Board”) as of the Start Date and will serve on the Board during your employment with the Company (subject to applicable re-election by shareholders of the Company). You will report directly to the Board, and your principal place of employment shall be the Company’s headquarters. As President and Chief Executive Officer of the Company, you will have responsibility for performing those duties as are customary for, and are consistent with, such position as a public company chief executive officer.

1.
Base Salary. During your employment with the Company, the Company will pay you an annual base salary (“Base Salary”). Your initial annual Base Salary will be $800,000 per year, less applicable taxes and withholdings, payable in accordance with the Company’s standard payroll practices. Your Base Salary shall be reviewed at least annually, beginning for 2026, by the Compensation Management Development Committee of the Board (the “CMD Committee”).
2.
Short-Term Incentive. During your employment with the Company, you will be eligible for an annual short-term incentive award (annual bonus). Your initial annual target short-term incentive award opportunity will be 100% of your Base Salary (“Target STIP”), which is initially equal to $800,000. Annual short-term incentive awards are currently paid pursuant to the Company’s annual short-term incentive program (“STIP”), and the range of percentage opportunity, threshold and maximum payout targets and actual payouts shall be determined and approved annually by the CMD Committee in a manner consistent with other executive officers of the Company. Any performance objectives applicable to your annual short-term incentive award will be set by the CMD Committee in its sole discretion, although the CMD Committee may take into consideration input from you and other members of executive management as well as its independent compensation consultant. Your Target STIP shall be reviewed at least annually, beginning for 2026, by the CMD Committee. All short-term incentive award payments are paid less applicable taxes and withholdings and no later than March 15 of the calendar year following the calendar year to which the award relates.
3.
Long-Term Incentive. During your employment with the Company, you will be granted an annual long-term incentive award. Your initial annual long-term incentive award grant date value will be $2,500,000, which is approximately 313% of your initial Base Salary (“Target

LTIP”). Long-term incentive awards are currently granted pursuant to the Company’s 2024 Long-Term Incentive Plan (“LTIP”). Your long-term incentive awards for 2025 (“2025 Awards”) will be granted in the first quarter of 2025. Your 2025 Awards will be comprised of (i) 40%‑50% restricted stock units with respect to shares of common stock of the Company, no par value (“Shares”), subject to pro-rata annual vesting in one-third increments on March 16, 2026, 2027, and 2028, and (ii) 60%-50% performance stock units with respect to Shares, subject to vesting on December 31, 2027 based on Company performance with respect to financial metrics during the 2025-2027 performance period as determined by the CMD Committee in its sole discretion, although the CMD Committee may take into consideration input from you and other members of executive management as well as its independent compensation consultant, and in each case, subject to your remaining employed through the applicable vesting date except as otherwise provided in the applicable award agreements. The 2025 Awards will be subject to the terms and conditions of award agreements under the LTIP that are consistent with the terms of this paragraph 3, the form of applicable award agreement provided to you in connection with this Letter, the LTIP and those applicable to other executive officers of the Company. Your Target LTIP shall be reviewed at least annually, beginning for 2026, by the CMD Committee.
4.
Onboarding Equity Grant. On January 2, 2025, the Company will grant you stock options to purchase 125,000 Shares at a per Share strike price equal to the price of a Share on such date (the “Onboarding Grant”), subject to pro-rata annual vesting in one-third increments on each of January 2, 2026, 2027 and 2028, subject to your remaining employed through the applicable vesting date except as otherwise provided in the award agreement. This option award will be granted under the LTIP and will be subject to the terms and conditions of an award agreement under the LTIP that is consistent with the terms of this paragraph 4, the form of applicable award agreement provided to you in connection with this Letter and the LTIP.
5.
Executive Physical. You will be entitled to participate in the Company’s annual executive physical program, as long as it continues to be provided by the Company as an executive perquisite program.
6.
Relocation. The Company is committed to providing you with the necessary assistance that will allow you to make a smooth transition to your new job location. You will be eligible to receive benefits to assist you in locating a residence at your principal place of business. For a period of up to 12 months commencing at the Start Date, the Company shall pay you $2,500 per month, less applicable taxes and withholdings, for you to maintain a residence in proximity to the Company’s headquarters. The Company will also provide reimbursement for all reasonable expenses incurred by you and your family in relocating your residence and household by December 31, 2026, subject to payback by you to the Company if you terminate your employment without Good Reason prior to the one-year anniversary of your Start Date.
7.
Vacation; Benefits. As a regular, full‑time employee, you will be eligible to participate in the employee benefit program that the Company offers to its employees in comparable positions. All benefits will be provided at a level made generally available by the Company to senior executives of the Company. As part of your benefits program, you are entitled to accrue up to 20 days of paid vacation annually. Included with this Letter is a basic summary of benefits as offered to all employees of the Company. A more detailed presentation will be provided to you at the time of your orientation. Participation in the benefit plans, policies and arrangements are subject to the terms set forth in the plan documents and other applicable terms.
8.
Expense Reimbursement. The Company shall reimburse you for travel, business entertainment and other business expenses incurred by you in connection with the performance of your duties to the Company and its affiliates in accordance with the Company’s standard policies and procedures.
9.
Legal Fees. The Company agrees to reimburse you up to $15,000, subject to applicable taxes and withholdings, for reasonable and customary legal fees directly incurred by you in the negotiation of this Letter and other associated agreements, provided that you submit appropriate supporting documentation of such fees within one month following the Start Date. Such reimbursement will be paid to you no later than 30 days after your submission of appropriate supporting documentation.
10.
Indemnification. Prior to the Start Date, you and the Company will execute an Indemnification Agreement that shall be effective as of the Start Date and through your term of employment and is consistent with the form agreement provided to other directors and executive officers as of the date hereof.
11.
Severance. You are entitled to the following severance rights:
a.
Participation in the Myers Industries, Inc. Senior Officer Severance Plan (the “Severance Plan”), and to the extent that any modifications are made to the Severance Plan that would reduce your potential severance payments under Section 4.1(a) or Section 5.1(a)(1) of the Severance Plan as of the date hereof or materially reduce your other benefits thereunder or other facts arise that would cause you to cease to receive payments and benefits thereunder, you shall have this separate right to receive severance payments and benefits that are the same as the payments and benefits that would have been provided to you under the Severance Plan in its form as of the date hereof, subject to the same conditions to receipt of such severance benefits, including but not limited to a release of claims as described in Section 6 of the Severance Plan (disregarding any provisions that would enable the Company to reduce or eliminate participation in the Severance Plan or any payments or benefits thereunder), which include that if your employment is terminated by the Company other than for Cause or is terminated by you for Good Reason, but not in connection with a Change in Control, you will receive a severance payment of 1.5 times your Base Salary, and if such a termination occurs in connection with a Change in Control, you will receive a severance payment of 2.5 times the sum of your Base Salary and Target STIP. This Letter expressly survives participation in the Severance Plan.
b.
Without duplication or reduction of payments or benefits that may be due to you under the Severance Plan or otherwise by this Letter, if your employment with the Company is terminated for any reason, then the Company shall pay you within 30 days of the date of such termination: (i) the Accrued Obligations (as defined under the Severance Plan), (ii) any compensation previously earned but deferred by you (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise set to be paid at a later date pursuant to a deferred compensation arrangement subject to Section 409A of the

Internal Revenue Code and the rules and regulations thereunder (“Section 409A”); and (iii) any vested and accrued benefits through the date of termination.
c.
For all purposes of this Letter and the Severance Plan as it is applicable to you, “Good Reason” shall mean the occurrence of one or more of the conditions set forth in Section 2.24 of the Severance Plan in its form as of the date hereof, or one or more of the following additional conditions, arising without your consent: (i) a requirement that you report other than to the Board; (ii) you ceasing to serve as the principal executive officer of the Company (for this purpose, “Company” is defined under the Severance Plan in its form as of the date hereof ), (iii) the failure of the Board to nominate and recommend you as a member of the Board, subject to shareholder vote; or (iv) a requirement that you relocate your primary residence or principal place of business more than 50 miles (other than your initial relocation to the Company’s headquarters). In order for a condition to constitute a Good Reason, you must follow the procedures set forth in Section 2.24 of the Severance Plan in its form as of the date hereof. For all purposes of this Letter and the Severance Plan as it is applicable to you, “Cause” and “Change in Control” shall have the meaning given to them in the Severance Plan in its form as of the date hereof.
d.
For the avoidance of doubt, you shall not be entitled to duplicative payments or benefits under both this paragraph 11 and the Severance Plan.
12.
Company Policies. You will be required to comply with the Company policies applicable to its executive officers (e.g., corporate governance guidelines, stock ownership guidelines, clawback policy, insider trading and anti-hedging/pledging policy).
13.
Outside Boards. You will be permitted to serve on the board of directors or managers of one publicly traded or privately held company, provided that such company does not directly compete with the Company and that you provide prior notice to the Board of such board service. You may also serve as a board member, consultant or advisor to not-for-profit entities (or any other entities with the consent of the Board) so long as such participation does not materially interfere with the performance of your duties, and you may manage your personal and family finances and investments.
14.
Section 409A. Notwithstanding anything to the contrary contained in this Letter, the payments and benefits provided to you are intended to comply with or be exempt from Section 409A, and the provisions of this Letter shall be interpreted or construed consistently with that intent. Notwithstanding anything to the contrary contained in this Letter, (a) it is intended that the terms “termination” and “termination of employment” as used herein shall constitute a “separation from service” within the meaning of Section 409A, (b) each payment of compensation made to you shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A, (c) in no event may you be permitted to control the year in which any payment occurs, (d) if you are a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of your termination of employment, then any payment or benefit that would be considered “nonqualified deferred compensation” within the meaning of Section 409A that you are entitled to receive upon your termination of employment and that otherwise would be payable during the six-month period immediately following your termination of employment will instead be paid or made available on the first day of the seventh month following your termination of employment (or, if earlier, the date of your death) and (e) with regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder. In no event whatsoever will the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.
15.
Miscellaneous. The provisions of this Letter shall survive the termination of your employment to the extent applicable, including, for the avoidance of doubt paragraph 11. This Letter and any disputes arising thereunder shall be governed by the laws of the State of Ohio without regard to any State’s choice of law, rules or principles. This Letter shall be binding upon and inure to your benefit, your heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Letter may be executed by electronic signature. This Letter may be amended or terminated only by a written instrument executed both by you and the Company.

Please indicate your acceptance of this offer and the terms and conditions thereof by signing this Letter.

Sincerely,

Myers Industries, Inc.

By: F. Jack Liebau, Jr.
Title: Chairman, Board of Directors

Accepted and agreed by:

Aaron M. Schapper

Date: November 21, 2024